Exhibit 10.47

COCA-COLA BOTTLING CO. CONSOLIDATED
DIRECTOR DEFERRAL PLAN

(AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2014)

COCA-COLA BOTTLING CO. CONSOLIDATED
DIRECTOR DEFERRAL PLAN

(AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2014)

Table of Contents

Page

ARTICLE I DEFINITIONS		1

1.1	Account	1
1.2	Beneficiary	1
1.3	Claim	1
1.4	Class Year Deferral	1
1.5	Claimant	1
1.6	Code	1
1.7	Company	1
1.8	Compensation Committee	1
1.9	Fees	1
1.10	Nonemployee Director	1
1.11	Participant	1
1.12	Plan Administrator	2
1.13	Plan Year	2
1.14	Post-2013 Account	2
1.15	Pre-2014 Account	2
1.16	Single Sum Value	2
1.17	Termination of Service	2

ARTICLE II ADMINISTRATION		2

ARTICLE III OPERATION		3

3.1	Eligibility	3
3.2	Elections to Defer	3
3.3	Establishment of Accounts	3
3.4	Periodic Account Adjustments for Deemed Investments	3
3.5	General Payment Provisions	4

ARTICLE IV DISTRIBUTION PROVISIONS WITH RESPECT TO PRE-2014 ACCOUNTS		4

4.1	General	4
4.2	Methods and Timing of Payment	4

i

ARTICLE V DISTRIBUTION PROVISIONS WITH RESPECT TO POST-2013 ACCOUNTS		5

5.1	General	5
5.2	Payment Elections	5
5.3	Calculation of Monthly Installment Payment from a Participant’s Post-2013 Account	7

ARTICLE VI WITHDRAWALS ON ACCOUNT OF AN UNFORSEEABLE EMERGENCY		7

ARTICLE VII AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN		7

ARTICLE VIII CLAIMS PROCEDURES		8

8.1	General	8
8.2	Notice of Decision of Plan Administrator	8
8.3	Review of Decision of Plan Administrator	8

ARTICLE IX APPLICABLE LAW		9

ARTICLE X COMPLIANCE WITH SECTION 409A OF THE CODE		9

ARTICLE XI MISCELLANEOUS		9

ii

COCA-COLA BOTTLING CO. CONSOLIDATED
DIRECTOR DEFERRAL PLAN
(Amended and Restated Effective as of January 1, 2014)

PREAMBLE

This plan shall be known as the “Coca-Cola Bottling Co. Consolidated Director Deferral Plan” (the “Plan”). The Plan was originally effective as of January 1, 1998, was amended as of January 1, 2000, amended and restated effective as of January 1, 2005, and is hereby amended and restated effective as of January 1, 2014.

The purpose of the Plan is to provide nonemployee members of the Board of Directors of the Company with the opportunity to defer payment of the director fees payable with respect to a year in accordance with the terms and provisions set forth herein. It is the intent of the Company that amounts deferred under the Plan by a director shall not be taxable to the director for income tax purposes until the time actually received by the director. The provisions of the Plan shall be construed and interpreted to effectuate such intent.

ARTICLE I
DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

1.1    Account. With respect to each Participant, the separate bookkeeping account consisting of the Participant’s Pre-2014 Account and Post-2013 Account and any subaccounts thereunder, including any deemed investment gain or loss pursuant to Section 3.4.

1.2    Beneficiary. Beneficiary means the person(s) or entity(ies) designated by the Participant to receive the Participant’s benefits under the Plan in the event of the Participant’s death. Designation of a Participant’s Beneficiary shall be made on such forms and pursuant to such procedures as determined by the Plan Administrator from time to time. If a Participant fails to designate a Beneficiary or if the designated Beneficiary fails to survive the Participant, then the Beneficiary shall be the Participant’s surviving spouse, and if there is no surviving spouse, then the Participant’s estate.

1.3    Claim. Claim means a claim for benefits under the Plan.

1.4    Class Year Deferral. The deferral of the Participant’s Fees under Section 3.2 with respect to each Plan Year beginning after 2013 including any adjustment pursuant to Section 3.4(b) attributable thereto.

1.5    Claimant. Claimant means a person making a Claim.

1.6    Code. Code means the Internal Revenue Code, as now in effect or as hereafter amended. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

1.7    Company. Company means Coca-Cola Bottling Co. Consolidated, a Delaware corporation.

1.8    Compensation Committee. Compensation Committee means the committee of individuals who are serving from time to time as the members of the Compensation Committee of the Board of Directors of the Company.

1.9    Fees. Fees means both (i) the annual retainer fee and (ii) any meeting fees payable to a Nonemployee Director under the Company’s compensation policies for directors in effect from time to time.

1.10    Nonemployee Director. Nonemployee Director means an individual who is a member of the Board of Directors of the Company, but who is not an employee of the Company.

1.11    Participant. Participant means a Nonemployee Director who has elected to participate in the Plan as provided in Section 3.2.

1.12    Plan Administrator. Plan Administrator means the Executive Vice President and Assistant to the Chairman or such other person designated by such individual or by the Chief Executive Officer of the Company.

1.13    Plan Year. Plan Year means the twelve (12) month period beginning each January 1 and ending the next following December 31.

1.14    Post-2013 Account. The account established and maintained on the books of the Company to record a Participant’s interest under the Plan attributable to amounts credited to the Participant pursuant to Section 3.2 for Fees earned on or after January 1, 2014, as adjusted from time to time pursuant to the terms of the Plan.

1.15    Pre-2014 Account. The account established and maintained on the books of the Company to record a Participant’s interest under the Plan attributable to amounts credited to the Participant pursuant to Section 3.2 for Fees earned prior to January 1, 2014, as adjusted from time to time pursuant to the terms of the Plan.

1.16    Single Sum Value. Single Sum Value of the Pre-2014 Account of a Participant who is receiving annual installments pursuant to Section 4.2(b) means the single sum present value of the installments determined as of the relevant determination date using for such purpose as the discount rate the same rate that was used in calculating the amount of the installments pursuant to Section 4.2(b). Single Sum Value of the Post-2013 Account of a Participant who is receiving installments pursuant to Section 5.2(b) means the balance of the Participant’s Post-2013 Account as of the relevant determination date.

1.17    Termination of Service. Termination of a Participant’s service with the Company as a member of the Board of Directors including a termination of service due to the Participant’s death.

ARTICLE II
ADMINISTRATION

The Plan Administrator shall be responsible for administering the Plan. The Plan Administrator shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Plan Administrator shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Plan Administrator shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Plan Administrator may appoint such agents as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Plan Administrator may deem expedient or appropriate that are not inconsistent with the intent of the Plan. The decision of the Plan Administrator upon all matters within its scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.

ARTICLE III
OPERATION

3.1    Eligibility. Each Nonemployee Director shall be eligible to participate in the Plan.

3.2    Elections to Defer. A Nonemployee Director may become a Participant in the Plan by irrevocably electing to defer all or a specified portion of the Fees payable for a Plan Year to the Nonemployee Director. In order to be effective, a Nonemployee Director’s election to defer must be completed in accordance with procedures established by the Plan Administrator within 30 days following the date the Nonemployee Director first becomes eligible to participate in the Plan. Such election shall apply to Fees earned during the portion of the Plan Year remaining after such election is made and which, but for such election, would be paid to the Nonemployee Director. A Nonemployee Director’s election to defer all or a specified portion of the Fees earned in any subsequent Plan Year must be completed in accordance with procedures established by the Plan Administrator no later than the December 31 of the Plan Year before the Plan Year to which the election relates.

3.3    Establishment of Accounts. The Company shall establish and maintain on its books an Account for each Participant. Each Account shall be designated by the name of the Participant for whom established and may include a Pre-2014 Account and a Post-2013 Account. The amount of Fees deferred by a Participant shall be credited to the Participant’s Account as of the date such Fees would have otherwise been paid to the Participant. Fees earned prior to January 1, 2014 and deferred to the Plan shall be allocated to a Participant’s Pre-2014 Account. Fees earned on and after January 1, 2014 and deferred to the Plan shall be allocated to a Participant’s Post-2013 Account. Each Participant shall receive at least an annual statement of the Participant’s Account balance. A Participant’s Post-2013 Account shall include subaccounts to account for the Participant’s separate Class Year Deferrals.

3.4    Periodic Account Adjustments for Deemed Investments.

(a)    Deemed Investment. The Plan Administrator shall from time to time designate one or more investment vehicle(s) in which the Accounts of Participants shall be deemed to be invested. The Plan Administrator may designate different investment vehicles for a Participant’s Pre-2014 Account and Post-2013 Account. The investment vehicle(s) may be designated by reference to the investments available under other plans sponsored by the Company. Each Participant shall designate the investment vehicle(s) in which his or her Account shall be deemed to be invested according to the procedures developed by the Plan Administrator. The Company shall be under no obligation to acquire or invest in any of the deemed investment vehicle(s) under this subparagraph, and any acquisition of or investment in a deemed investment vehicle by the Company shall be made in the name of the Company and shall remain the sole property of the Company.

(b)    Periodic Account Adjustments. Each Account shall be adjusted from time to time at such intervals as determined by the Plan Administrator. The amount of the adjustment shall equal the amount that each Participant’s Account would have earned (or lost) for the period since the last adjustment had the Account actually been invested in the deemed investment vehicle(s) designated by the Participant for such period pursuant to Section 3.4(a).

3.5    General Payment Provisions.

(a)    Taxes and Payments to Minors and Incompetents. Any payment hereunder shall be subject to applicable payroll and withholding taxes. In the event any amount becomes payable under the provisions of the Plan to a Participant, Beneficiary or other person who is a minor or an incompetent, whether or not declared incompetent by a court, such amount may be paid directly to the minor or incompetent person or to such person’s fiduciary (or attorney-in-fact in the case of an incompetent) as the Plan Administrator, in its sole discretion, may decide, and the Plan Administrator shall not be liable to any person for any such decision or any payment pursuant thereto.

(b)    Death of Participant Following Commencement of Monthly Installments. If a Participant who has selected the installments method under Section 4.2(b) or Section 5.2(b) dies before the last installment is paid, any remaining installments shall be paid to the Participant’s Beneficiary as and when such installments would have otherwise been paid to the Participant had the Participant not died.

ARTICLE IV
DISTRIBUTION PROVISIONS WITH RESPECT TO PRE-2014 ACCOUNTS

4.1    General. Subject to the provisions of Article VI and Article VII, a Participant shall not be paid any portion of the Participant’s Pre-2014 Account prior to the Participant’s Termination of Service.

(a)    Termination Prior to Age 65. If a Participant’s Termination of Service occurs before the Participant attains age 65, then the Participant’s Pre-2014 Account shall be paid in a single cash payment in accordance with Section 4.2(a) below.

(b)    Termination At and After Age 65. If a Participant’s Termination of Service occurs on or after the Participant attains age 65, then the Participant’s Pre-2014 Account shall be paid in either a single cash payment (in accordance with Section 4.2(a)) or ten (10) annual installments (in accordance with Section 4.2(b)) pursuant to the Participant’s election. Such election shall be irrevocable and shall be made at the time the Participant first elects to defer Fees earned prior to January 1, 2014.

4.2    Methods and Timing of Payment.

(a)    Single Cash Payment. If the single cash payment method applies, the Participant’s Pre-2014 Account, determined as of the date of the Participant’s Termination of Service, shall be paid to the Participant (or Beneficiary in case of death) as soon as practicable (but no later than 60 days) after such Termination of Service. Notwithstanding the foregoing, at the time a Participant first elects to defer Fees under the Plan, the Participant may elect to have payment of the Participant’s Pre-2014 Account deferred until the date the Participant attains age 65, provided that the Participant’s Termination of Service is after the Participant attains at least age 60 (i.e., the deferral to age 65 will not apply if the Participant’s Termination of Service is prior to age 60). Such election shall be irrevocable and shall be made in such forms and pursuant to such procedures as established by the Plan Administrator from time to time.

(b)    Annual Installments. If the annual installment method applies, the amount of such annual installments shall be calculated and paid to the Participant (or Beneficiary in case of death) pursuant to the provisions of this Section 4.2(b). The first installment shall be paid as soon as administratively practicable (but no later than 60 days) following the Participant’s Termination of Service, and each subsequent installment shall be paid on or within 30 days of the anniversary of the first installment payment. The amount of the annual installments shall be calculated, based on the balance in the Participant’s Pre-2014 Account determined as of the date of such Termination of Service, as ten (10) equal annual installments amortized over the payment period using an eight percent (8%) per annum interest rate.

ARTICLE V
DISTRIBUTION PROVISIONS WITH RESPECT TO POST-2013 ACCOUNTS

5.1    General. The provisions of this Article are applicable to distributions of a Participant’s Post-2013 Account.

5.2    Payment Elections.

(a)    Class Year Payment Elections. For each Plan Year beginning after 2013, a Participant shall make a payment election from among the available forms and timing of payment set forth in Section 5.2(b) that shall apply to the Class Year Deferral for such Plan Year.

(b)    Forms and Timing of Payment. A Participant shall elect from among the following forms of payment for each Class Year Deferral. The Participant may elect one form of payment to apply if payment is made on account of the Participant’s Termination of Service and a different form of payment to apply if payment is made on account of reaching a designated date in accordance with the following:

(i)    Lump Sum Payment Due to Termination of Service. The balance of the applicable Class Year Deferral shall be payable on account of the Participant’s Termination of Service to the Participant (or Beneficiary in case of death) in a single lump sum payment as soon as practicable (but no later than 60 days) after such Termination of Service. Notwithstanding the preceding sentence, if the Participant attains age 70 before the Participant’s Termination of Service, such lump sum payment shall be paid in the calendar quarter next following the calendar quarter in which the Participant attains age 70.

(ii)    Lump Sum Payment as of a Designated Date. The balance of the applicable Class Year Deferral shall be payable, on account of reaching a date designated by the Participant, in a single lump sum payment as of such designated date; provided, however, that such designated date may not be earlier than the beginning of the second Plan Year following the Plan Year to which the Class

Year Deferral applies or later than the calendar year in which the Participant attains age 70. Notwithstanding the preceding sentence, if the Participant has a Termination of Service before the date designated by the Participant, payment shall be made in the form elected by the Participant pursuant to Section 5.2(b) to apply upon Termination of Service.

(iii)    Monthly Installments Due to Termination of Service. The balance of the applicable Class Year Deferral shall be payable on account of the Participant’s Termination of Service to the Participant (or Beneficiary in case of death) in monthly installments over a period of 5, 10 or 15 years commencing as soon as practicable (but no later than 60 days) after such Termination of Service. Notwithstanding the preceding sentence, if the Participant attains age 70 before the Participant’s Termination of Service, such monthly installments shall commence to be paid in the calendar quarter next following the calendar quarter in which the Participant attains age 70.

(iv)    Monthly Installments as of a Designated Date. The balance of the applicable Class Year Deferral shall be payable, on account of reaching a date designated by the Participant, in monthly installments over a period of 5, 10 or 15 years commencing as of such designated date; provided, however, that such designated date shall not be earlier than the beginning of the second Plan Year following the Plan Year to which the Class Year Deferral applies or later than the calendar year in which the Participant attains age 70. Notwithstanding the preceding sentence, if the Participant has a Termination of Service before the date designated by the Participant, payment shall be made in the form elected by the Participant pursuant to Section 5.2(b) to apply upon Termination of Service.

(v)    Default Election. If a Participant described in Section 5.2(a) fails to make a class year payment election for a Class Year Deferral in accordance with the provisions of this Section, the Participant shall be deemed to have elected for such Class Year Deferral a lump sum payment commencing at Termination of Service as described in Section 5.2(b)(i).

(c)    Subsequent Changes to Payment Elections. A Participant may change the form or timing of the payment elected under Section 5.2(b), or the form or timing of payment subsequently elected under this Section 5.2(c), with respect to a Class Year Deferral only if (i) such election is made at least 12 months prior to the date the payment of the Class Year Deferral would have otherwise commenced, and (ii) the effect of such election is to defer commencement of such payments by at least 5 years. Notwithstanding any other provision of this Subsection, no election may be made under this Subsection if the effect of such election would be to commence payment of the Participant’s Class Year Deferral after the Participant’s attainment of age 70.

5.3    Calculation of Monthly Installment Payment from a Participant’s Post-2013 Account.

The amount of each monthly installment shall be the quotient of (i) the balance of the Participant’s Post-2013 Account as of the beginning of the month in which such installment payment is being made divided by (ii) the number of remaining monthly installments in the installment period (including the calendar year’s monthly installments being calculated). In no event, however, shall any monthly installment exceed the balance of the Participant’s Post-2013 Account immediately prior to such installment, and therefore no installment shall be paid once the balance of the Participant’s Post-2013 Account is zero.

ARTICLE VI
WITHDRAWALS ON ACCOUNT OF AN UNFORSEEABLE EMERGENCY

A Participant who is in active service as a member of the Board of Directors of the Company may, in the Plan Administrator’s sole discretion, receive a refund of all or any part of the amounts previously credited to the Participant’s Account in the case of an “unforeseeable emergency”. A Participant requesting a payment pursuant to this Article VI shall have the burden of proof of establishing, to the Plan Administrator’s satisfaction, the existence of such “unforeseeable emergency”, and the amount of the payment needed to satisfy the same. In that regard, the Participant shall provide the Plan Administrator with such financial data and information as the Plan Administrator may request. If the Plan Administrator determines that a payment should be made to a Participant under this Article VI, such payment shall be made within a reasonable time after the Plan Administrator’s determination of the existence of such “unforeseeable emergency” and the amount of payment so needed. As used herein, the term “unforeseeable emergency” means a severe financial hardship to a Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that shall constitute an “unforeseeable emergency” shall depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. Examples of what are not considered to be “unforeseeable emergencies” include the need to send a Participant’s child to college or the desire to purchase a home. Withdrawals of amounts because of an “unforeseeable emergency” shall not exceed an amount reasonably needed to satisfy the emergency need.

ARTICLE VII
AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN

The Board of Directors (either by its own action or by action of the Compensation Committee) shall have the right and power at any time and from time to time to amend the Plan in whole or in part and at any time to terminate the Plan; provided, however, that no such amendment or termination shall reduce the amount actually credited to a Participant’s Account under the Plan on the date of such amendment or termination. Notwithstanding a Participant’s election under Section 4.2 or Section 5.2, and subject to the provisions of Section 409A of the

Code, in connection with any termination of the Plan the Board of Directors shall have the authority to cause the Accounts of all Participants to be paid in a single sum payment as of a date determined by the Board of Directors or to otherwise accelerate the payment of all Accounts in such manner as the Board of Directors shall determine in its discretion. In that regard, upon any termination of the Plan the amount of any payment to a Participant (or Beneficiary of a deceased Participant) who is receiving installments pursuant to Section 4.2 or Section 5.2 shall be the Single Sum Value of the Participant’s Account determined as of the selected determination date.

ARTICLE VIII
CLAIMS PROCEDURES

8.1    General. In the event that a Claimant has a Claim under the Plan, such Claim shall be made by the Claimant’s filing a notice thereof with the Plan Administrator within ninety (90) days after such Claimant first has knowledge of such Claim. Each Claimant who has submitted a Claim to the Plan Administrator shall be afforded a reasonable opportunity to state such Claimant’s position and to present evidence and other material relevant to the Claim to the Plan Administrator for its consideration in rendering its decision with respect thereto. The Plan Administrator shall render its decision in writing within ninety (90) days after the Claim is referred to it, unless special circumstances require an extension of such time within which to render such decision, in which event such decision shall be rendered no later than one hundred eighty (180) days after the Claim is referred to it. A copy of such written decision shall be furnished to the Claimant.

8.2    Notice of Decision of Plan Administrator. Each Claimant whose Claim has been denied by the Plan Administrator shall be provided written notice thereof, which notice shall set forth:

(a)    the specific reason(s) for the denial;

(b)    specific reference to pertinent provision(s) of the Plan upon which such denial is based;

(c)    a description of any additional material or information necessary for the Claimant to perfect such Claim and an explanation of why such material or information is necessary; and

(d)    an explanation of the procedure hereunder for review of such Claim; all in a manner calculated to be understood by such Claimant.

8.3    Review of Decision of Plan Administrator. Each such Claimant shall be afforded a reasonable opportunity for a full and fair review of the decision of the Plan Administrator denying the Claim. Such review shall be by the Compensation Committee. Such appeal shall be made within ninety (90) days after the Claimant received the written decision of the Plan Administrator and shall be made by the written request of the Claimant or such Claimant’s duly authorized representative of the Compensation Committee. In the event of appeal, the Claimant or such Claimant’s duly authorized representative may review pertinent documents and submit issues and comments in writing to the Compensation Committee. The Compensation Committee shall review the following:

(a)    the initial proceedings of the Plan Administrator with respect to such Claim;

(b)    such issues and comments as were submitted in writing by the Claimant or the Claimant’s duly authorized representative; and

(c)    such other material and information as the Compensation Committee, in its sole discretion, deems advisable for a full and fair review of the decision of the Plan Administrator.

The Compensation Committee may approve, disapprove or modify the decision of the Plan Administrator, in whole or in part, or may take such other action with respect to such appeal as it deems appropriate. The decision of the Compensation Committee with respect to such appeal shall be made promptly, and in no event later than sixty (60) days after receipt of such appeal, unless special circumstances require an extension of such time within which to render such decision, in which event such decision shall be rendered as soon as possible and in no event later than one hundred twenty (120) days following receipt of such appeal. The decision of the Compensation Committee shall be in writing and in a manner calculated to be understood by the Claimant and shall include specific reasons for such decision and set forth specific references to the pertinent provisions of the Plan upon which such decision is based. The Claimant shall be furnished a copy of the written decision of the Compensation Committee. Such decision shall be final and conclusive upon all persons interested therein, except to the extent otherwise provided by applicable law.

ARTICLE IX
APPLICABLE LAW

The Plan shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the state of North Carolina.

ARTICLE X
COMPLIANCE WITH SECTION 409A OF THE CODE

The Plan is intended to comply with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with this intent.

ARTICLE XI
MISCELLANEOUS

A Participant’s rights and interests under the Plan may not be assigned or transferred by the Participant. The Plan shall be an unsecured, unfunded arrangement. To the extent the Participant acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Company and any Participant. The Plan shall be binding on the Company and any successor in interest of the Company.

IN WITNESS WHEREOF, this instrument has been executed by an authorized officer of the Company as of the 9th day of September, 2013.

COCA-COLA BOTTLING
CO. CONSOLIDATED

By:	/s/ Umesh Kasbekar
Name:	Umesh Kasbekar
Title:	SVP - Planning & Administration